150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100404401-46
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/04/2010 4:00 PM
	Entity Number E0368002009-6

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

ABC Acquisition Corp. 1501

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

240,000 preferred shares designated as Class A Preferred Shares (the "Shares") having the following rights, powers and designations: 1. The Shares shall be non-voting; 2. Each Share will accrue interest at 10% per annum on the issue price of such Shares, such interest to accrue daily and to be compounded to the extent unpaid annually; 3. Each Share will be retractable by the Corporation for CAD$1.00 per Share, plus any accrued and unpaid interest; 4. The Shares shall not be entitled to participate in the capital appreciation of the Corporation; 5. If the Corporation is liquidated, dissolved or wound up (whether voluntarily or not), or if there is any other distribution of its assets among its shareholders for the purpose of winding up its affairs, the holders of the Shares will be entitled to receive an amount equal to CAD$1.00 for each Share then issued and outstanding, plus accrued and unpaid interest from distribution of the property or assets of the Corporation before any distribution of any part of the property or assets of the Corporation among the holders of the common shares or any other shares.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.